EXHIBIT 99.1
ASHFORD
First Quarter 2023 Conference Call
May 3, 2023
11 a.m. CT

Introductory Comments – Jordan Jennings
Good day and welcome to today’s conference call to review results for Ashford for the first quarter of 2023 and to update you on recent developments. On the call today will be: Deric Eubanks, Chief Financial Officer, and Eric Batis, Executive Vice President of Operations. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday in a press release.
At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on May 2, 2023, and may also be accessed through the Company’s website at www.ashfordinc.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the first quarter ended March 31, 2023 with the first quarter ended March 31, 2022.
I will now turn the call over to Deric.
Introduction – Deric Eubanks
Good morning, and welcome to our call to discuss our financial results for the first quarter of 2023. I’ll start by giving you an overview of our operations, strategy, and financial results for the quarter, and then Eric will provide an update regarding our operating businesses. After that, we will open it up for Q&A.
The key themes we are going to highlight today are:
•First, we achieved strong growth in Adjusted EBITDA across our portfolio companies during the quarter as the lodging industry continued to see strong trends in both demand and pricing;

•Second, through our focus on growing our assets under management, the pace of our capital raising efforts at Ashford Securities continues to accelerate. We recently completed the offering for Braemar’s non-traded preferred stock placing approximately $460 million and to date have placed $21.5 million of Ashford Trust’s non-traded preferred stock; and
•Third, during the quarter we completed a bolt-on acquisition for RED Hospitality, which expanded that business in the Hawaiian market.

As of March 31, 2023, our two publicly-traded REIT platforms, Ashford Trust and Braemar, had ownership interests in 118 hotels with approximately 27,000 rooms and approximately $8.1 billion of gross assets. While Braemar’s exposure to the resort segment has fueled its strong performance for several quarters now, in the last three quarters we’ve seen its urban hotels ramp up significantly. Braemar continues to report strong results with RevPAR in the first quarter up 8.4% compared to the prior year quarter. Braemar has been active on the acquisition front and has completed three acquisitions this cycle: The iconic 96-room Ritz-Carlton Reserve Dorado Beach in Puerto Rico, the 210-room Four Seasons Resort Scottsdale at Troon North, and the 143-room Mr. C Beverly Hills Hotel. We are also pleased to see these recent acquisitions for Braemar outperforming our original underwriting models.

Ashford Trust has significantly deleveraged its balance sheet from a few years ago, and ended the quarter with over $442 million of net working capital. Ashford Trust has issued $21.5 million of its non-traded preferred stock to date, and we anticipate capital raising for Ashford Trust to accelerate with Braemar’s offering now completed. This source of capital could be very attractive for Ashford Trust as we look to deleverage and grow that platform.

Our strategy and structure are designed for growth. We have a powerful ecosystem of businesses that all benefit as we grow our assets under management. Our size and scale in the lodging industry also bring benefits to third-party owners and other capital providers as we are one of the largest owners and fee payers for the major hotel brands. We believe we have a superior strategy and structure that is unique within the hospitality space, and we are excited about the potential growth of our platform. Over the past few years, we have completed numerous bolt-on acquisitions for our operating businesses and, with ample dry powder, we continue to look for attractive opportunities to strategically and accretively grow our business.
During the quarter, RED Hospitality & Leisure acquired privately held Alii Nui and Maui Dive Shop, Maui’s premier luxury catamaran and diving operation. We’re very excited about this acquisition as Alii Nui has developed a reputation of providing the ultimate Maui luxury sailing and watersport experience. RED also intends to expand the Alii Nui fleet in 2023 with an additional vessel. This transaction expands RED’s geographic footprint into the premier Maui market and geographically diversifies its revenue stream. By establishing a foothold in this coveted market, we believe RED is well-positioned to continue to grow its business in Hawaii. Eric will discuss the Alii Nui acquisition in greater detail later in the call.
I will now turn to our financial results for the quarter.

Net loss attributable to common stockholders for the first quarter was $(7.7) million.
Adjusted EBITDA was $17.6 million for the first quarter and Adjusted EBITDA on a trailing 12-month basis as of the end of the quarter was $78.3 million. Our strong growth in Adjusted EBITDA for the quarter was driven primarily by INSPIRE, Remington, and Premier.
Adjusted net income for the first quarter was $13.4 million, and Adjusted net income per diluted share was $1.67.
Total advisory fee revenue from Braemar in the first quarter increased 24% over the prior year quarter.
Our share count currently stands at 8.0 million fully diluted shares outstanding, which is comprised of 3.0 million common shares outstanding, 0.2 million common shares earmarked for issuance under our deferred compensation plan, 4.2 million common shares associated with our Series D convertible preferred stock, and the remaining 0.6 million shares are for acquisition related shares and restricted stock.
I will now turn the call over to Eric to discuss our operating businesses in more detail.
Products & Services – Eric Batis
Thank you, Deric.
We are excited to provide updates on our Products & Services businesses, which laid the foundation for another strong year during the first quarter. As a reminder, our strategy is to acquire exceptional businesses and create shareholder value by implementing best operating practices, executing accretive add-on acquisitions, and utilizing our unique ability to refer these businesses to our advised REITs.
The first business I’d like to discuss is INSPIRE, our leading single-source solution for meeting and event needs with an integrated suite of audio-visual services, including show and event, hospitality, and creative services. INSPIRE generated $40.4 million of revenue in the first quarter, a 61.6% increase over the prior year quarter, and $6.9 million of Adjusted EBITDA, representing a 17.0% Adjusted EBITDA margin. INSPIRE executed two new hospitality contracts during the first quarter which are expected to contribute $4.0 million of annual audio visual revenue. INSPIRE realized significant growth in its hospitality segment, which generated $29.3 million of revenue in the first quarter, a 77.2% increase over the prior year quarter.
In addition, INSPIRE amended its credit agreement with Comerica in March. As a result of this amendment, the credit agreement now includes a $6.0 million senior secured revolving line of credit and a term loan of $20.0 million. This refinancing increased the size of the term loan from $17.0 million and generated $3.0 million of excess cash, which the company plans to deploy towards growth capital expenditures. Amounts borrowed under the term loan and line of credit will bear interest at a rate of the Bloomberg Short-Term Bank Yield Index plus a spread of 2.75%, resulting in a lower effective interest rate compared to the previous structure of the Prime rate plus a spread of 3.00%. The amended agreement is expected to lower annual debt service payments and improve cash flow and liquidity.
Remington is a dynamic hotel management company, providing best-in-class management and expertise to hotels across the country. Remington generated first quarter hotel management fee revenue and Adjusted EBITDA of $12.2 million and $4.9 million, respectively. Hotel management fee revenue and Adjusted EBITDA grew 65.6% and 41.6%, respectively, over the prior year quarter.
At the end of the first quarter, Remington managed 118 properties that were open and operating. Remington managed 73 properties for Ashford’s advised REITs, Ashford Hospitality Trust and Braemar Hotels & Resorts. Remington also managed 45 third-party properties for 30 different ownership groups, 11 of which have hired Remington to manage two or more of their hotels. These ownership groups include real estate funds, family offices, high net worth individuals, private equity groups and developers. Remington’s managed portfolio operates in 26 states and Washington, D.C. across 25 brands, including 17 independent and boutique properties.
RED Hospitality & Leisure is our leading provider of watersports activities and destination services in the U.S. Virgin Islands, Puerto Rico, Florida Keys, Turks & Caicos and Hawaii. In the first quarter, RED generated $7.6 million of revenue and $1.6 million of Adjusted EBITDA, representing a 21.3% Adjusted EBITDA margin. Revenue and Adjusted EBITDA grew 26.2% and 25.6%, respectively, over the prior year quarter. Additionally, RED executed two new third-party contracts in Turks and Caicos which are expected to contribute $826,000 in annual revenue.
RED also completed the acquisition of Alii Nui and Maui Dive Shop on March 17th. Alii Nui provides luxury sailing and watersports experiences in Maui and was recently ranked the #1 tour company in Maui and #10 in Hawaii by USA Today. The company offers sunset sails, dinner cruises, snorkeling, and whale watching excursions, and is the on-property provider of scuba programming at The Grand Wailea Resort in Maui. Alii Nui has carved a niche in the Hawaiian watersports market by delivering unmatched service over the last four decades. This is a transformational acquisition for RED, and we are excited to support RED as it looks to expand its footprint within this new market.
The next business I’d like to discuss is Premier, which provides comprehensive and cost-effective design, development, architecture, procurement, and project management services. Premier generated $6.9 million of design and construction fee revenue in the first quarter, representing 53.2% growth over the prior year quarter. Premier also generated $2.7 million of Adjusted EBITDA, resulting in a 39.6% Adjusted EBITDA margin. In addition, Premier executed six new third-party contracts representing $862 thousand of expected fee revenue during the quarter. Premier plans to further explore ground-up development, general contracting, architecture, and design project opportunities to diversify its revenue streams.
We are very pleased with the tremendous success of Ashford Securities’ fundraising efforts. During the first quarter, Ashford Securities raised $108 million of capital for Braemar Hotels & Resorts non-traded preferred offering. This was the first investment product Ashford Securities brought to market. The offering closed on February 23rd, having raised a total of $460 million of retail and institutional capital. The results of this first offering positions Ashford Securities well for future success with additional investment products. Ashford Securities is now in the market with a redeemable non-traded preferred stock offering for Ashford Trust. Early reception by our institutional, broker/dealer, and RIA partners has been very strong and continues to build momentum. Presently, the Ashford Trust syndicate includes 30 firms and to date, Ashford Securities has placed $21.5 million of capital in the offering, including $9.1 million in the month of March. It’s also interesting to note that in terms of the pace of capital raising, Ashford Trust is pacing at almost double where Braemar was at this point in its offering, which we believe shows this could be a very successful offering for Ashford Trust.
Ashford Securities is also in the market with a growth oriented investment product focused on commercial real estate in the state of Texas. We are very bullish on Texas’ commercial real estate market because of the continued migration of people, companies, and wealth into the Lone Star State. It continues to be a very attractive place to live and do business. We currently have signed dealer agreements with 11 dealers to distribute this product. Between insiders, friends and family, and Ashford Inc.’s commitment to this product, we have raised approximately $4 million and are currently looking for investment opportunities.
After a strong first quarter, we are optimistic about the opportunities ahead for the remainder of 2023. We continue to maintain a focus on growing our Products & Services platform through two primary initiatives: third-party sales and strategic acquisitions, while we continue to pursue opportunities to meaningfully scale across all our portfolio companies.
That concludes our prepared remarks, and we will now open up the call for Q&A.
Operator to end call after Q&A – do not go back to management.